As filed with the Securities and Exchange Commission on April 28, 2000

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
        (State or other jurisdiction of incorporation or organization)

                                  74-2849955
                    (I.R.S. Employer Identification Number)

         12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                (210) 558-6090
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Arthur L. Smith, Chief Executive Officer
         12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                (210) 558-6090
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only the securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.
/  /
 --

If any of the securities being registered on this Form are to be offered on a delayed or continuos basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /
                                               ---

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. /   /
                                               ---

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /   /
                        ---

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /
                                 ---

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                         Proposed
                                                          Maximum         Proposed
                Title of                     Amount      Offering         Maximum          Amount of
               Securities                    To be         Price         Aggregate        Registration
            To be Registered               Registered    Per Share     Offering Price         Fee
-------------------------------------------------------------------------------------------------------
Common stock issued to refinance debt          533,774       $5.125      $ 2,735,591.75       $  722.20
-------------------------------------------------------------------------------------------------------
Common stock issued upon conversion of
 debt                                        2,099,155       $5.125      $10,758,169.38       $2,840.16
-------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion
 of convertible preferred stock                500,000       $5.125      $    2,562,500       $  676.50
-------------------------------------------------------------------------------------------------------
Common Stock to be paid as dividend on
 convertible preferred stock                    50,000       $5.125      $      256,250       $   67.65
=======================================================================================================

Calculated pursuant to Rule 457 (c), using the average of the high and low prices reported on April 26, 2000, solely for the purpose of calculating the Registration Fee

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a) may determine.

PROSPECTUS NOT COMPLETE

    [Not Yet Issued]


                       3,182,929 Shares of Common Stock

                    AMERICAN TELESOURCE INTERNATIONAL, INC.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9.

     The selling shareholders identified on page 25 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 27. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

     Our common stock is traded on the American Stock Exchange under the symbol "AI". On April 26, 2000, the closing price of our common stock was $5.125 per share.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS


               RELY ONLY ON THIS PROSPECTUS................   1
               THE COMPANY.................................   1
               RISK FACTORS................................   9
               FORWARD LOOKING STATEMENTS..................  21
               USE OF PROCEEDS.............................  21
               COMMON STOCK ISSUED.........................  21
               SELLING SHAREHOLDERS........................  24
               PLAN OF DISTRIBUTION........................  27
               LEGAL MATTERS...............................  28
               EXPERTS.....................................  28
               WHERE YOU CAN FIND MORE INFORMATION.........  28

                         RELY ONLY ON THIS PROSPECTUS

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. This prospectus may be used only in states and other jurisdictions where it is legal to sell the common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any shares.

                                  THE COMPANY

     American TeleSource International, Inc., or ATSI, is a communications company focusing on the market for wholesale and retail services between the United States and Latin America, and within Latin America. In 1993, we began assembling a framework of licenses, interconnection and service agreements, network facilities and distribution channels so that we would be in a position to take advantage of the de-monopolization of the Latin American telecommunications market, as well as the increasing demand for services in this market. Most of our current operations involve services between the U.S. and Mexico or within Mexico. We have some operations in Central America as well, and may expand our operations in the rest of Latin America as the regulatory environment permits.

     We also own a subsidiary, GlobalSCAPE, Inc. which sells its proprietary Internet productivity software, CuteFTPR, CuteHTMLR , CuteZIPTM, CuteMAP and CuteMXTM.

     We have had operating losses for almost every quarter since we began operations in 1994. Our auditors' opinion on our financial statements as of July 31, 1999 calls attention to substantial doubts as to our ability to continue as a going concern. This means that they question whether we can continue in business. We have experienced difficulty in paying our vendors and lenders on time in the past, and may experience difficulty in the future. If we are unable to pay our vendors and lenders on time, they may stop providing critical services or repossess critical equipment that we need to stay in business. We do not know when we will achieve profitability, so to stay in business we will almost certainly have to borrow money or sell additional stock in our company. We do not know if we will be able to borrow money or sell additional stock on terms we find acceptable.

  Our strategy for the future is to maximize the use of our current infrastructure between Mexico and the United States, while focusing on expanding our retail customer base in Mexico and the United States. We also want to expand our network infrastructure in Mexico to reduce costs. We want to increase the ratio of retail traffic vs. wholesale traffic because we believe that retail traffic is less volatile than wholesale traffic, and retail customers pay more for our services than wholesale customers. Retail traffic should therefore produce greater profit margins than wholesale traffic. Our defined retail target market will be the underserved and underdeveloped Latino markets in Mexico and the United States, where we plan to offer services that will function regardless of the user's location north or south of the U.S./Mexico border, such as enhanced prepaid calling services. Our marketing term for these types of services is "borderless."

We have applied for a long distance license from the Mexican government, which, if obtained, could permit us to reduce our costs and expand our network in Mexico. We are also in negotiations to acquire a Mexican company, which holds a long distance license, and we have obtained preliminary regulatory approval from the Mexican government to acquire this Company. Currently we must rely on Mexican-licensed long distance carriers to transport our traffic between our facilities in Mexico and the local telephone company in Mexico. If we obtain this license and are able to connect directly to the local telephone company in Mexico, we expect to reduce our costs significantly. This would also allow us to implement our retail strategy more effectively.

Our capital stock

     As of April 26, 2000 we have 66,639,081 shares of common stock outstanding, of which 58,799,268 are registered with the SEC. Of the 7,839,813 outstanding shares that are not registered, 5,056,518 have been held for more than one year, making them eligible for resale in a "brokers transactions" as defined in SEC Rule 144. 2,632,929 shares are included in the registration statement of which this prospectus is a part.

     We included 19,693 shares of common stock in the registration statement filed October 26, 1999 and amended April 14, 2000 that have not yet been issued, but will be issued upon effectiveness of that registration statement.

     In addition to our common stock, we currently have two series of preferred stock outstanding. The series of preferred stock were issued in private placements and are not freely tradable, but are convertible into shares of common stock. We also have warrants outstanding for the purchase of common stock. Our registration statement filed on October 26, 1999 and amended on April 14, 2000 included 1,420,000 shares of common stock that may be issued upon conversion of preferred stock, payment of dividends on preferred stock, and exercise of warrants, and we have included 550,000 shares of common stock that may be issued upon conversion of preferred stock and in payment of dividends on preferred stock in the registration statement of which this prospectus is a part.

     The following table shows the potential dilution of our common stock. The conversion price for the preferred stock floats with the market, so we do not know exactly how many shares of common stock will be issued upon conversion of the preferred stock. We have assumed the conversion prices shown on the table, but the actual number of shares of common stock that may be issued may be materially higher or lower. See the table beginning on page 6, "Preferred Stock" for more information on the terms of the preferred stock, including the conversion price and adjustments to the conversion price.

Potential Dilution Chart

------------------------------------------------------------------------------------------------------
Name of Security            Amount        Term          Conversion or Exercise       Registration
                                                                                   Underlying Status
                                                                                     Common Stock
------------------------------------------------------------------------------------------------------
Series A Preferred - March  1,141   Mandatory          1141 divided by $6.11         Unregistered
                                    conversion on      times 100 (until March
                                    February 28, 2005  25, 2001)
------------------------------------------------------------------------------------------------------
Warrant                     1       expires March 9,   $3.09 per share common        Unregistered
                                    2002               stock
------------------------------------------------------------------------------------------------------
Warrant                     1       expires July 2 ,   $ 1.25                        included in
                                    2004                                             registration
                                                                                     statement filed
                                                                                     with SEC on
                                                                                     October 26, 1999
                                                                                     and amended April
                                                                                     14, 2000
------------------------------------------------------------------------------------------------------
Warrant                     1       expires            $ 1.19                        included in
                                    September 24,                                    registration
                                    2004                                             statement filed
                                                                                     with SEC on
                                                                                     October 26, 1999
                                                                                     and amended April
                                                                                     14, 2000
------------------------------------------------------------------------------------------------------
Series A Preferred -        4,370   mandatory          4370 divided by $.8969        unregistered
 December 3, 1999                   conversion on      times 100 (until
                                    February 28, 2005  December 3, 2000)
------------------------------------------------------------------------------------------------------
Series A Preferred -        10,000  mandatory          10,000 divided by $.9430      unregistered
 December 8, 1999                   conversion on      times 100 (until
                                    February 28, 2005  December 8, 2000)
------------------------------------------------------------------------------------------------------
Warrant                          1  exercisable        $.9430                        unregistered


Resulting Number of Shares    % of Total Current
        of Common             Outstanding on a
                             Fully-Diluted Basis
                               Assuming Full
                                Conversion
----------------------------------------------------
18,674                         Less than 1%


----------------------------------------------------
40,000                         Less than 1%

----------------------------------------------------
50,000                         Less than 1%



----------------------------------------------------
20,000                         Less than 1%



----------------------------------------------------
487,233                        Less than 1%


----------------------------------------------------
1,060,445                      1.48%


----------------------------------------------------
106,045                        Less than 1%
----------------------------------------------------

----------------------------------------------------------------------------------------------------
                                    after December
                                    8, 2000; expires
                                    December 8, 2004
----------------------------------------------------------------------------------------------------
Series A Preferred -   10,000       Mandatory          10,000 divided by $2.00    included in
 February 4, 2000                   conversion on      times 100 (until           registration
                                    February 28, 2005  February 2, 2001)          statement of
                                                                                  which this
                                                                                  prospectus is a
                                                                                  part
----------------------------------------------------------------------------------------------------
Series D Preferred     3,000        Mandatory          lesser of $5.4375 or 83%   included in
                                    conversion on      of the average of the 5    registration
                                    February 22, 2002  lowest closing bid         statement filed
                                                       prices of the common       with SEC on
                                                       stock during the 10        October 26, 1999
                                                       trading days preceding     and amended April
                                                       conversion, times 1000     14, 2000
                                                       per share
----------------------------------------------------------------------------------------------------
Warrants               2            expires February   $ 4.37                     included in
                                    22, 2004                                      registration
                                                                                  statement filed
                                                                                  with SEC on
                                                                                  October 26, 1999
                                                                                  and amended April
                                                                                  14, 2000
----------------------------------------------------------------------------------------------------
Series D Redemption    1            expires five       $ 4.37                     included in
Warrant                             years from date                               registration
(may be issued if ATSI              of issuance                                   statement filed
redeems)                                                                          with SEC on
                                                                                  October 26, 1999
                                                                                  and amended April
                                                                                  14, 2000

----------------------------------------------------------------------------------------------------
Common stock           19,693       n/a                n/a                        included in
                                                                                  registration
                                                                                  statement filed
                                                                                  with SEC on
----------------------------------------------------------------------------------------------------

---------------------------------------------------
500,000                      Less than 1%


---------------------------------------------------
551,724 assuming             Less than 1%
conversion price of $5.4375


---------------------------------------------------
150,000                      Less than 1%


---------------------------------------------------
150,000                      Less than 1%



---------------------------------------------------
19,693                       Less than 1%

---------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                                                  October 26, 1999
                                                                                  and amended April
                                                                                  14, 2000
----------------------------------------------------------------------------------------------------
Warrants                2           Expire March 31,   $ 7.17                     piggyback
                                    2003                                          registration
                                                                                  rights
----------------------------------------------------------------------------------------------------
Vested options under                earlier of 10      n/a                        registered
 stock option plans                 years from date
                                    of grant or four
                                    months from
                                    termination of
                                    employment
----------------------------------------------------------------------------------------------------
Unvested options under              same as vested     n/a                        registered
 stock option plans
----------------------------------------------------------------------------------------------------
TOTAL NEW SHARES  OF
 COMMON STOCK
----------------------------------------------------------------------------------------------------

-------------------------------------------------

-------------------------------------------------
175,000                       Less than 1%


-------------------------------------------------
283,500                       Less than 1%


-------------------------------------------------
1,336,381                     1.87%

-------------------------------------------------
4,948,695                     6.91%

-------------------------------------------------

     We signed an agreement on April 10, 2000 with an investor under which we may require the investor to purchase up to 5 million shares of common stock over an eighteen month period at 92% of the market price for our common stock at the time of purchase. We are not required to use this facility, but if we do use this facility we must issue common stock for an aggregate investment of at least $1.5 million over the term of the facility. If ATSI elects to use this facility, it must issue to the investor warrants for 1,500 shares of common stock for every $100,000 that is invested at an exercise price of 120% of the average of the five closing sale prices preceding the date of the investment, and an additional 1,000 warrants per 100,000 invested to the placement agent on the same terms. To use this facility, we must file a registration statement for the common stock that we would issue and obtain effectiveness of the registration statement.

     The features of our common stock are described in our Registration Statement on Form S-4 filed with the SEC on March 6, 1998 and incorporated by reference in this prospectus. The features of the preferred stock and the registration status of the common stock into which they may be converted are summarized in the table below.

Preferred Stock Features
------------------------

                                         Series A                                              Series D
-----------------------------------------------------------------------------------------------------------------------------
Shares             25,511                                                3,000
Outstanding
-----------------------------------------------------------------------------------------------------------------------------
Amount Paid Per    $100                                                  $1000
Share
-----------------------------------------------------------------------------------------------------------------------------
Dividends          10% per annum payable quarterly in arrears            6% per annum payable quarterly in arrears,
                   beginning June 1, 1999; payable in shares of ATSI     beginning March 31, 2000; payable in cash or
                   common stock                                          registered shares of ATSI common stock, at ATSI's
                                                                         election
                   participate in distributions to common stock
                   holders as if preferred stock had been converted
                   into common stock on record date for distribution
-----------------------------------------------------------------------------------------------------------------------------
Dividend           Prior to common stock, ratably with series D          Prior to common stock, ratably with Series A
Preference         preferred stock                                       preferred stock
-----------------------------------------------------------------------------------------------------------------------------
Liquidation        Prior to common stock, shares ratably with series D   Prior to common stock, ratably with Series A
Preference         preferred stock; liquidation payment of $100 per      preferred stock; liquidation payment of $1300 per
                   share outstanding plus accrued and unpaid dividends   share outstanding plus accrued and unpaid dividends
-----------------------------------------------------------------------------------------------------------------------------
Voting Rights      Votes as if conversion of outstanding shares          None, except as required by Delaware law
                   occurred on record date for vote;  majority
                   approval required for significant corporate events
                   such as merger or sale
-----------------------------------------------------------------------------------------------------------------------------
Conversion Price   Average of closing sale prices for the 20 trading     Lesser of $5.4375 or 83% of the average of the
                   days preceding issuance times $100 per share, plus    lowest 5 closing bid prices for the common stock
                   accrued and unpaid dividends;  reset on each          during the 10 trading days prior to conversion
                   anniversary date to greater of 75% of initial
                   conversion price or 75% of 20 day trading average
                   prior to anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Conversion Time    From date of issuance to February 28, 2005;           Any time after February 22, 2000, except for a
                   mandatory conversion on February 28, 2005             single 30 day lock out if common stock price falls
                                                                         below $2.50; mandatory conversion of any remaining
                                                                         shares on February 22, 2002
-----------------------------------------------------------------------------------------------------------------------------
Adjustments to     As appropriate in event of stock split, reverse       Upon notice of stock split,  dividend, or issuance
Conversion Price   stock split or stock dividend                         of additional shares at a discount to market,
                                                                         holder may elect to convert based on average
                                                                         closing bid price during
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                         five or fewer trading days preceding conversion;

                                                                         If common stock becomes ineligible for trading on
                                                                         OTCBB, AMEX or NASDAQ, conversion price adjusted to
                                                                         65% of average of five lowest closing bid prices
                                                                         during ten trading days preceding conversion.

                                                                         If ATSI issues common stock, common stock warrants
                                                                         or securities convertible into common stock at a
                                                                         lower price than conversion price for Series D
                                                                         preferred, and agrees to register the common stock,
                                                                         holder's conversion price is adjusted to lowest
                                                                         price for new issuance
-----------------------------------------------------------------------------------------------------------------------------
Change of          no special provision                                  holder may elect redemption at 120% of sum of $1300
Control of ATSI                                                          per share and accrued and unpaid dividends,  or
                                                                         convert to whatever type of security the common
                                                                         stockholders received in the change of control;
-----------------------------------------------------------------------------------------------------------------------------
Mandatory          N/A                                                   Upon change of control of ATSI, holder may elect
Redemption                                                               redemption at 120% of sum of $1300 per share and
                                                                         accrued and unpaid dividends,  or convert to
                                                                         whatever type of security the common stockholders
                                                                         received in the change of control;

                                                                         Holder may elect redemption at $1270 per share plus
                                                                         accrued and unpaid dividends if  ATSI refuses to
                                                                         honor conversion notice or third party brings suit
                                                                         challenging conversion
-----------------------------------------------------------------------------------------------------------------------------
Optional           At ATSI's option after first anniversary of issue     At ATSI's option if price of common stock falls
Redemption         date if market price of common stock is 200% or       below price at closing date, for $1270 per share
                   more of conversion price, for $100 per share plus     plus accrued but unpaid dividends plus additional
                   accrued and unpaid dividends                          warrant for 150,000 shares of common stock  (on
                                                                         same terms as warrant issued to The Shaar Fund on
                                                                         February 22, 2000)
-----------------------------------------------------------------------------------------------------------------------------
Trading/           restricted, common shares issued on conversion        Restricted;  common shares issued on conversion to
Conversion         restricted with exception of common shares            be restricted until registration;
Restrictions       underlying 10,000 shares of Series A which ATSI has
                   agreed to register                                    one time 30 day lock out if price of
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                         common stock is $2.50 or less
-----------------------------------------------------------------------------------------------------------------------------
Registration       For 10,000 shares issued February 4, 2000,            Registration Statement for underlying common stock
Rights             registration statement for underlying common stock    to be filed by April 1, 2000 and effective by June
                   to be filed by April 30, 2000; with agreement that    1, 2000
                   first third may not be converted into common stock
                   until April 30, 2000, second third until July 31,
                   2000 and final third until October 31, 2000.
-----------------------------------------------------------------------------------------------------------------------------
Liquidated         $25,000  for failure to file registration statement   $60,000 for failing to file by April 1, 2000 or
Damages for        by April 30, 2000 or obtain effectiveness by 90       obtain effectiveness by June 1, 2000; $60,000 for
Failure to Meet    days from filing, and $25,000 for each subsequent     each subsequent 30 day period
Registration       30 day period that targets are not met
Deadlines
-----------------------------------------------------------------------------------------------------------------------------
Other              N/A                                                   Ten day right of first refusal on issuance of
                                                                         common stock, warrants for common stock, or
                                                                         securities convertible into common stock for price
                                                                         less than then-current market price, or debt with
                                                                         interest greater than 9.9%

                                                                         No issuances of common stock that would cause
                                                                         holder to own more than 5% of ATSI's total common
                                                                         stock at any given time;   if 5% limit would be
                                                                         exceeded on mandatory conversion date ATSI may
                                                                         redeem excess shares or extend conversion date for
                                                                         one year

                                                                         Total issuances of common stock during term of
                                                                         Series D not to exceed 11,509,944 (20% of ATSI's
                                                                         total shares outstanding at closing date);  ATSI
                                                                         must redeem any excess

                                                                         May not create new stock having liquidation
                                                                         preference over Series D
-----------------------------------------------------------------------------------------------------------------------------

  We also have outstanding warrants and options for the purchase of our common stock as described on the table beginning on page 3 of this prospectus.

                                 RISK FACTORS

     The purchase of our common stock is very risky. You should not invest any money that you cannot afford to lose. Before you buy our stock, you should carefully read this entire prospectus. We have highlighted for you below all of the material risks to our business that we are aware of.

                          RISKS RELATED TO OPERATIONS

 .  Our auditors have questioned our viability

 . Our auditors' opinion on our financial statements as of July 31, 1999 calls attention to substantial doubts as to our ability to continue as a going concern. This means that they question whether we can continue in business. If we cannot continue in business, our common stockholders would likely lose their entire investment. Our financial statements are prepared on the assumption that we will continue in business. They do not contain any adjustments to reflect the uncertainty over our continuing in business.

 . We expect to incur losses, so if we do not raise additional capital we may go out of business

   We have never been profitable and do not expect to become profitable in the near future. We have invested and will continue to invest significant amounts of money in our network and personnel in order to maintain and develop the infrastructure we need to compete in the markets for our services and achieve profitability. In the past we have financed our operations almost exclusively through the private sales of securities. Since we are losing money, we must raise the money we need to continue operations and expand our network either by selling more securities or borrowing money. We are not able to sell additional securities or borrow money on terms as desirable as those available to profitable companies, and may not be able to raise money on any acceptable terms. If we are not able to raise additional money, we will not be able to implement our strategy for the future, and we will either have to scale back our operations or stop operations.

   In the near term we expect to sell additional common stock or securities convertible into common stock, which will dilute our existing shareholders' percentage ownership of ATSI and depress the price of our common stock. See the risk factors below under the heading "Risks Related to Market for Common Stock."

   If we sell more common stock our existing shareholders will be diluted, meaning that their percentage of ownership of ATSI will be reduced, and the price of our common stock may go down.

 . It is difficult for us to compete with much larger companies such as AT&T, Sprint, MCI-Worldcom and Telmex

   The large carriers such as AT&T, Sprint and MCI/Worldcom in the U.S., and Telmex in Mexico, have more extensive owned networks than we do, which enables them to control costs more easily than we can. They are also able to take advantage of their large customer base to generate economies of scale, substantially lowering their per-call costs. Therefore, they are better able than we are to lower their prices as needed to retain customers. In addition, these companies have stronger name recognition and brand loyalty, as well as a broader portfolio of services, making it difficult for us to attract new customers. Our competitive strategy in the U.S. revolves around targeting markets that are largely underserved by the big carriers. However, some larger companies are beginning efforts or have announced that they plan to begin efforts to capture these markets.

   Mergers, acquisitions and joint ventures in our industry have created and may continue to create more large and well-positioned competitors.

 . The market for wholesale services is extremely price sensitive and there is downward pricing pressure in this market making it difficult for us to retain customers and generate adequate profit from this service

   Industry capacity along the routes serviced by ATSI is generally growing as fiber optic cable is activated. There have also been changes in the international regulatory scheme that have permitted large carriers such as AT&T and MCI/WorldCom to reduce the amount they may charge for international services. These factors, along with intense competition among carriers in this market, have created severe downward pricing pressure. For example, from October 1998 to October 1999, the prevailing price per minute to carry traffic from the U.S. to Mexico declined by approximately 45%. Although we carried almost twice as much wholesale traffic in fiscal year 1999 than in fiscal year 1998, we recognized about the same amount of revenue. If these pricing pressures continue, the Company must continue to lower its costs in order to maintain sufficient profits to continue in this market.

 . We may not be able to collect large receivables, which could create serious cash flow problems

   Our wholesale network customers generate large receivable balances, often over $500,000 for a two week period. We incur substantial direct costs to provide this service since we must pay our carriers in Mexico to terminate these calls. If a customer fails to pay a large balance on time, we will have difficulty paying our carriers in Mexico on time. If our carriers suspend services to us, it may affect all our customers.

 . We may not be able to pay our suppliers on time, causing them to discontinue critical services

   We have not always paid all of our suppliers on time due to temporary cash shortfalls. Our critical suppliers are SATMEX for satellite transmission capacity and Bestel for fiber optic cable. We also rely on various Mexican and U.S. long distance companies to complete the intra-Mexico and intra-U.S. long distance portion of our calls. For the first two quarters of fiscal 2000, the monthly average amount due to these suppliers as a group was approximately

   $1,722,000. We currently have overdue outstanding balances with long distance carriers for the first two quarters of fiscal 2000 of approximately $2,135,800 on which we are making payments. During the third quarter we began paying the current portion of our long distance needs on a weekly basis, so do not expect to accrue a large overdue balance as we did in the first and second quarters. Although these suppliers have given us payment extensions in the past, critical suppliers may discontinue service if we are not able to make payments on time in the future. In addition, equipment vendors may refuse to provide critical technical support for their products if they are not paid on time under the terms of support arrangements. Our ability to make payments on time depends on our ability to raise additional capital or improve our cash flow from operations.

 . We may not be able to make our debt payments on time or meet financial covenants in our loan agreements, causing our lenders to repossess critical equipment

   We purchased some of our significant equipment with borrowed money, including a substantial number of our payphones located in Mexico, our DMS 250/350 International gateway switch from Nortel, and packet-switching equipment from Network Equipment Technologies. We pay these three lenders approximately $171,165 on a monthly basis. Our amended 10-K, which is incorporated by reference in this prospectus, includes more information about our equipment, equipment debt and capital lease obligations - see footnote 6 to financial statements. The lenders have a security interest in the equipment to secure repayment of the debt. This means that the lenders may take possession of the equipment and sell it to repay the debt if we do not make our payments on time. We are currently up to date in our payments to our lenders, but we have not always paid all of our equipment lenders on time due to temporary cash shortfalls. These lenders have given us payment extensions in the past, but they may exercise their right to take possession of certain critical equipment if we are not able to make payments on time in the future. Our ability to make our payments on time depends on our ability to raise additional capital or improve our cash flow from operations. We are not currently in compliance with the financial covenants in our Nortel switch loan agreement. Footnote 3 of our financial statements in our amended 10-Q for the period ended January 31, 2000 contains more detail on our non-compliance with those financial covenants, and footnotes 4 and 5 of our financial statements in our amended 10-K for the year ended July 31, 1999 contains more information on our secured loans and capital leases.

 . A large portion of our revenue is concentrated among a few customers, making us vulnerable to sudden revenue declines.

   Our revenues from wholesale services currently comprise about 60% of our total revenues. The volume of business sent by each customer fluctuates, but this traffic is often heavily concentrated among three or four customers. During some periods in the past, two of these customers have been responsible for 50% of this traffic. Generally, our wholesale customers are able to re-route their traffic to other carriers very quickly in response to price changes. If we are not able to continue to offer competitive prices, these customers will find some other supplier and we will lose a substantial portion of our revenue very quickly. In addition, mergers and acquisitions in our industry may reduce the already limited number of customers for our wholesale services.

 . The telecommunications industry has been characterized by steady technological change. We may not be able to raise the money we need to acquire the new technology necessary to keep our services competitive.

   To compete successfully in the wholesale and retail markets, we must maintain the highest quality of service. Therefore, we must continually upgrade our network to keep pace with technological change. This is expensive, and we do not have the substantial resources that our large competitors have.

 .  We may not be able to attract and retain qualified personnel

   We compete for technical and managerial personnel with other telecommunications companies. Many of these have greater resources than we do and are able to offer more attractive compensation packages, as well as the security of working for an established company.

 . We may not be able to generate the sales volume we need to recover our substantial capital investment in our infrastructure.

   We have made a substantial investment in our network and personnel to position the company in our target markets and will continue to do so. Therefore, we must achieve a high volume of sales to make this investment worth while. We compete for wholesale and retail customers with larger, and better known companies making it relatively more difficult for us to attract new customers for our services.

 . We may not be able to lease transmission facilities we need at cost-effective rates

   We do not own all of the transmission facilities we need to complete calls. Therefore, we depend on contractual arrangements with other telecommunications companies to complete our network. For example, although we own the switching and transport equipment needed to receive and transmit calls via satellite and fiber optic lines, we do not own a satellite or any fiber optic lines and must therefore lease transmission capacity from other companies. We may not be able to lease facilities at cost-effective rates in the future or enter into contractual arrangements necessary to expand our network or improve our network as necessary to keep up with technological change.

   In 1999 we experienced difficulty in obtaining fiber optic cable due to a supplier's default under the terms of a lease agreement. This difficulty was central to our failure to meet our revenue goals for 1999 since our goals were based on implementing a new fiber optic route in January of 1999. We were required to lease fiber optic lines from a different supplier at a higher price, with the alternative fiber becoming operational in June 1999 - delaying the new revenues by six months. This difficulty is described in more detail in our amended 10-K in Legal Proceedings.

 . The carriers on whom we rely for intra-Mexico long distance may not stay in business leaving us fewer and more expensive options to complete calls

   There are only 15 licensed Mexican long distance companies, and we currently have agreements with four of them. One of these, Avantel, S.A. de C.V. has said publicly that it may not continue in the business because of its difficulty in achieving a desired profit margin. If the number of carriers who provide intra-Mexico long distance is reduced, we will have fewer route choices and may have to pay more for this service.

 . We may have service interruptions and problems with the quality of transmission, causing us to lose call volumes and customers

   To retain and attract customers, we must keep our network operational 24 hours per day, 365 days per year. We have experienced service interruptions and other problems that affect the quality of voice and data transmission. To date, these problems have been temporary. We may experience more serious problems. In addition to the normal risks that any telecommunications company faces (such as fire, flood, power failure, equipment failure), we may have a serious problem if a meteor or space debris strikes the satellite that transmits our traffic, or a volcanic eruption or earthquake interferes with our operations in Mexico City. We have the ability to transmit calls via either the satellite or fiber optic portion of our network, and this redundancy should protect us if there is a problem with one portion of our network. However, a significant amount of time could pass before we could re-route traffic from one portion of our network to the other, and there may not be sufficient capacity on only one portion of the network to carry all of our traffic at any given time.

   To stay competitive, we will attempt to integrate the latest technologies into our network. We are currently implementing "packet switching" transport capabilities such as Asynchronous Transfer Mode and we will continue to explore new technologies as they are developed. Our amended 10-K describes these technologies. The risk of network problems increases during periods of expansion and transition to new technologies.

 .  Changes in telecommunications regulations may harm our competitive position

   Historically, telecommunications in the U.S. and Mexico have been closely regulated under a monopoly system. As a result of the Telecommunications Act of 1996 in the U.S. and new Mexican laws enacted in the 1990's, the telecommunications industry in the U.S. and Mexico are in the process of a revolutionary change to a fully competitive system. U.S. and Mexican regulations governing competition are evolving as the market evolves. For example, FCC regulations now permit the regional Bell operating companies (former local telephone monopolies such as Southwestern Bell) to enter the long distance market if certain conditions are met. The entry of these formidable competitors into the long distance market will make it more difficult for us to establish a retail customer base. There may be significant regulatory changes that we cannot even predict at this time. We cannot be sure that the governments of the U.S. and Mexico will even continue to support a migration toward a competitive telecommunications market.

 . Regulators may challenge our compliance with laws and regulations causing us considerable expense and possibly leading to a temporary or permanent shut down of some operations

   We believe that we are in compliance with all domestic and foreign telecommunications laws that govern our current business. However, government enforcement and interpretation of the telecommunications laws and licenses is unpredictable and is often based on informal views of government officials and ministries. This is particularly true in Mexico and certain of our target Latin American markets, where government officials and ministries may be subject to influence by the former telecommunications monopoly, such as Telmex. This means that our compliance with the laws may be challenged. It could be very expensive to defend this type of challenge and we might not win. If we were found to have violated the laws that govern our business, we could be fined or denied the right to offer services. To our knowledge, we are not currently subject to any regulatory inquiry or investigation.

 . If we are not able to obtain a long distance license from the Mexican government, we may not be able to achieve profitability

   The ultimate fulfillment of our strategy for the future depends on obtaining a long distance license from the Mexican government so that we no longer have to pay other companies who have a Mexican long distance license to complete our calls in Mexico. If we do not obtain this license, we may not be able to reduce our costs sufficiently that we earn a profit. We have applied for a long distance license and we are also in negotiations to acquire a Mexican company, which holds a long distance license. We have obtained preliminary regulatory approval from the Mexican government to acquire this company, but we may not be able to acquire this company or obtain this license in some other manner.

 .  Our operations may be affected by political changes in Mexico and other Latin
   American countries

   The majority of our foreign operations are in Mexico. The political and economic climate in Mexico is more uncertain than in the United States and unfavorable changes could have a direct impact on our operations in Mexico. For example, a newly elected set of government officials could decide to quickly reverse the deregulation of the Mexican telecommunications industry economy and take steps such as seizing our property, revoking our licenses, or modifying our contracts with Mexican suppliers. The next elections in Mexico are scheduled for August 2000. A period of poor economic performance could reduce the demand for our services in Mexico. There might be trade disputes between the United States and Mexico which result in trade barriers such as additional taxes on our services. The Mexican government might also decide to restrict the conversion of pesos into dollars or restrict the transfer of dollars out of Mexico. These types of changes, whether they occur or are only threatened, would also make it more difficult for us to obtain financing in the United States.

 . If the value of the Mexican Peso declines relative to the Dollar, we will have decreased earnings as stated Dollars

   Approximately 20% of ATSI's revenue is collected in Mexican Pesos. If the value of the Peso relative to the Dollar declines, that is, if Pesos are convertible into fewer Dollars, then our earnings, which are stated in dollars, will decline. We do not engage in any type of hedging transactions to minimize this risk and do not intend to do so.

                          RISKS RELATED TO FINANCING

 .  If we do not raise additional capital we may go out of business

   In the past we have financed our operations almost exclusively through the private sales of securities. In the near term we expect to sell additional common stock or securities convertible into common stock, which will dilute our existing shareholders' percentage ownership of ATSI and depress the price of our common stock. See the risk factors in the section captioned "Risk Related to Market for Common Stock," below. Since we are not a profitable company, it is difficult for us to raise money on terms we find acceptable. The terms we are able to arrange may be more costly than the terms that profitable companies could obtain, and may place significant restrictions on our operations.

 . We owe $185,000 to the holder of our series D preferred stock for taking too long to obtain an effective registration statement, and we will owe it even more money if the registration statement is not declared effective soon.

   Under the terms of registration rights agreements we signed with The Shaar Fund at the time we issued our series C preferred stock on September 24, 1999 we are required to pay liquidated damages to The Shaar Fund of $25,000 for failing to file a registration statement for the underlying common stock by October 24, 2000 or failing to obtain effectiveness by December 23, 2000, and an additional $25,000 for each subsequent 30 day period that we fail to meet those targets. We initially filed our registration statement for the common stock underlying the series C preferred stock on October 26, 2000, 2 days late. The Shaar Fund has waived the penalty resulting from that late filing. As of April 26, 2000, we have not obtained effectiveness of the registration statement, resulting in liquidated damages owing to The Shaar Fund of $125,000, with another $25,000 to accrue if the registration statement is not effective by May 21, 2000.

   Under the terms of registration rights agreements we signed with The Shaar Fund at the time we issued our series D preferred stock on February 22, 2000 we are required to pay liquidated damages to The Shaar Fund of $60,000 for failing to file a registration statement for the underlying common stock by April 1, 2000 or failing to obtain effectiveness by June 1, 2000 and an additional $60,000 for each subsequent 30 day period that we fail to meet those targets. We filed the registration statement late, and if we fail to obtain effectiveness, we may incur substantial additional liquidated damages.

 . The terms of our preferred stock includes disincentives to a merger or other change of control of the company, which could discourage a transaction that would otherwise be in the interest of our stockholders.

   In the event of a change of control of ATSI, the terms of the series D preferred stock permit The Shaar Fund to choose either to receive whatever cash or stock the common stockholders receive in the change of control as if the series D stock had been converted, or to require us to redeem the series D preferred stock at $1560 per share. If all 3,000 shares of the series D preferred stock were outstanding at the time of a change of control, this could result in a payment to The Shaar Fund of $4,680,000. The possibility that we might have to pay this large amount of cash would make it more difficult for us to agree to a merger or other opportunity that might arise even though it would otherwise be in the best interest of the shareholders.

 . We may have to redeem the series D preferred stock for a substantial amount of cash, which would severely restrict the amount of cash available for our operations.

   The terms of the series D preferred stock require us to redeem the stock for cash in two circumstances in addition to the change of control situation described in the immediately preceding risk factor.

   First, the terms of the series D preferred stock prohibits The Shaar Fund from acquiring more than 11,509,944 shares of our common stock, which is 20% of the amount of shares of common stock outstanding at the time we issued the series D preferred stock. The terms of the series D preferred stock also prohibit The Shaar Fund from holding more than 5% of our common stock at any given time. Due to the floating conversion rate, the number of shares of common stock that may be issued on the conversion of the series D stock increases as the price of our common stock decreases, so we do not know the actual number of shares of common stock that the series D preferred stock will be convertible into. On the second anniversary of the issuance of the series D preferred stock we are required to convert all remaining unconverted series D preferred stock. If this conversion would cause The Shaar Fund to exceed these limits, then we must redeem the excess shares of Series D preferred stock for cash equal to $1270 per share, plus accrued but unpaid dividends. The table below shows the number of shares of common stock that may be issued on conversion of the series D preferred stock at different assumed market prices, and the resulting percentage of ownership of common stock that The Shaar Fund would have.

Avg. of 5 Lowest     Series D Conversion     Total Number of       Total Number of       Shares of Common
 Bid Prices During     Price (lesser of      Shares of Common      Shares of Common      Stock issued on
 10 Trading Days      $5.4375 and 83% of    Stock Issued Upon      Stock issued in         exercise of
 Preceding                 average            Conversion of           payment of             warrants
 Conversion                                 Series D Preferred    dividends over two
                                                  Stock                 years
-----------------------------------------------------------------------------------------------------------
$0.37                             $0.3071             9,768,805             1,172,257               170,000
-----------------------------------------------------------------------------------------------------------
$.50                              $  .415             7,228,916               867,470               170,000
-----------------------------------------------------------------------------------------------------------
$1.00                             $   .83             3,614,458               433,735               170,000
-----------------------------------------------------------------------------------------------------------
$2.00                             $  1.66             1,807,229               216,867               170,000
-----------------------------------------------------------------------------------------------------------
$3.00                             $  2.49             1,204,819               144,578               170,000
-----------------------------------------------------------------------------------------------------------
$4.00                             $  3.32               903,614               108,434               170,000
-----------------------------------------------------------------------------------------------------------
$5.00                             $  4.15               722,892                86,747               170,000
-----------------------------------------------------------------------------------------------------------
$6.00                             $  4.98               602,410                72,289               170,000
-----------------------------------------------------------------------------------------------------------
$7.00                             $5.4375               551,724                66,207               170,000
-----------------------------------------------------------------------------------------------------------
$8.00                             $5.4375               551,724                66,207               170,000
-----------------------------------------------------------------------------------------------------------
$9.00                             $5.4375               551,724                66,207               170,000
-----------------------------------------------------------------------------------------------------------
$10.00                            $5.4375               551,724                66,207               170,000
-----------------------------------------------------------------------------------------------------------

 Shares of Common    Total Shares Issued   Shaar Fund % of ATSI
 Stock issued upon   to The Shaar Fund     common stock on full
 conversion of                             conversion
 series C preferred
 stock
-----------------------------------------------------------------
   492,402               11,603,464               14.92%
-----------------------------------------------------------------
   492,402                8,758,788               11.69%
-----------------------------------------------------------------
   492,402                4,710,595                6.65%
-----------------------------------------------------------------
   492,402                2,686,498                3.90%
-----------------------------------------------------------------
   492,402                2,011,800                2.95%
-----------------------------------------------------------------
   492,402                1,674,450                2.47%
-----------------------------------------------------------------
   492,402                1,472,041                2.18%
-----------------------------------------------------------------
   492,402                1,337,101                1.98%
-----------------------------------------------------------------
   492,402                1,280,333                1.90%
-----------------------------------------------------------------
   492,402                1,280,333                1.90%
-----------------------------------------------------------------
   492,402                1,280,333                1.90%
-----------------------------------------------------------------
   492,402                1,280,333                1.90%
-----------------------------------------------------------------

    Second, if we refuse to honor a conversion notice or a third party challenges our right to honor a conversion notice by filing a lawsuit, The Shaar fund may require us to redeem any shares it then holds for $1270 per share. If all 3,000 shares were outstanding at the time of a redemption, this would result in a cash payment of $3,810,000 plus accrued and unpaid dividends. If we were required to make a cash payment of this size, it would severely restrict our ability to fund our operations.

 .   We may redeem our preferred stock only under certain circumstances, and redemption requires us to pay a significant amount of cash and issue additional warrants; therefore we are limited as to what steps we may take to prevent further dilution to the common stock if we find alternative forms of financing

    We may redeem the series A preferred stock only after the first anniversary of the issue date, and only if the market price for our common stock is 200% or more of conversion price for the series A preferred stock. The redemption price for the series A stock is $100 per share plus accrued and unpaid dividends. We may redeem the series D preferred stock only if the price of our common stock falls below $9.00, the price on the date of closing the series D preferred stock. The redemption price is $1270 per share, plus accrued but unpaid dividends, plus an additional warrant for the purchase of 150,000 shares of common stock. In the event that we are able to find replacement financing that does not require dilution of the common stock, these restrictions would make it difficult for us to "refinance" the preferred stock and prevent dilution to the common stock.

 .   The partial spin-off and public offering of shares of our subsidiary
    GlobalSCAPE will have a negative impact on our operating results and cash flows.

    Because GlobalSCAPE currently contributes significantly to the Company's consolidated EBITDA results, the Company expects its consolidated operating and cash flow results to decline after the spin-off and offering.

                 RISKS RELATING TO MARKET FOR OUR COMMON STOCK

 .   We expect the holders of our preferred stock and warrants and our employees who have stock options to convert their stock and exercise their warrants and options, which will result in significant dilution to the common stock

    The Potential Dilution Chart beginning on page 3 shows all of the outstanding securities that are convertible into or exercisable for ATSI's common stock. The table on page 6 describes the features of the preferred stock in more detail. Given the current market price of our stock, the holders of most of these securities will realize a financial benefit by converting or exercising their securities, so we expect that almost all of the common stock that may be issued under the terms of each of these securities will be issued. Even if the holders of the preferred stock do not elect to convert, the terms of the preferred stock require conversion after a certain time. Since the conversion price of our preferred stock floats at a discount to market price, we do not know how many shares will ultimately be issued.

 .   The sale of the common stock issued upon conversion of preferred stock and exercise of the warrants will put downward pricing pressure on ATSI's common stock; any potential short sales by those converting will also put downward pressure on ATSI's common stock

    Most of the common stock that is included in the Potential Dilution Chart beginning on page 3 has been or will be registered with the SEC, meaning that the common stock will be freely tradeable in the near term. We expect many of the stockholders will sell their holdings in the near term, and in particular we expect The Shaar Fund to sell its shares of common stock resulting from the conversion of the series D preferred stock very shortly after it is issued to them. The addition of this substantial number of shares of common stock to the market will put downward pricing pressure on out stock.

 .   We will likely continue to issue common stock or securities convertible into common stock to raise funds we need, which will further dilute your ownership of ATSI and may put additional downward pricing pressure on the common stock

    Since we continue to operate at a loss, we will continue to need additional funds to stay in business. At this time, we are not likely to be able to borrow enough money to continue operations on terms we find acceptable so we expect to have to sell more shares of common stock or more securities convertible in common stock. Convertible securities will likely have similar features to our existing preferred stock, including conversion at a discount to market. For example, on April 10, 2000 we entered into an agreement under which we may require an investor to purchase up to 5,000,000 shares of our common stock to an investor over an eighteen-month period at a discount. See the paragraph following our Potential Dilution chart on page 5 of this prospectus for more information on this financing facility. The sale of additional securities will further dilute your ownership of ATSI and put additional downward pricing pressure on the stock.

 .   The potential dilution of your ownership of ATSI will increase as our stock price goes down, since our preferred stock is convertible at a floating rate that is a discount to the market price.

    Our series A and D preferred stock is convertible into common stock based on a conversion price that is a discount to the market price for ATSI's common stock. The conversion price for the series A stock is reset each year on the anniversary of the issuance of the stock, and the conversion price for the series D preferred stock floats with the market on a day-to-day basis. For each series, the number of shares of common stock that will be issued on conversion increases as the price of our common stock decreases. Therefore, as our stock price falls, the potential dilution to the common stock increases, and the amount of pricing pressure on the stock resulting from the entry of the new common stock into the market increases.

 .   Sales of common stock by the preferred holders may cause the stock price to decrease, allowing the preferred stock holders to convert their preferred stock into even greater amounts of common stock, the sales of which would further depress the stock price.

    The terms of the preferred stock may amplify a decline in the price of our common stock since sales of the common stock by the preferred holders may cause the stock price to fall, allowing them to convert into even more shares of common stock, the sales of which would further depress the stock price.

 .   The potential dilution of your ownership of ATSI resulting from our series D preferred stock will increase if we sell additional common stock for less than the conversion price applicable to the series D preferred stock.

    The terms of the series D preferred stock require us to adjust the conversion price if we sell common stock or securities convertible into common stock at a greater discount to market than provided for the series D preferred stock. Therefore, if we sell common stock or securities convertible into common stock in the future on more favorable terms than the discounted terms, we will have to issue even more shares of common stock to The Shaar Fund than initially agreed on.

 .   We expect to issue additional shares of common stock to pay dividends on the preferred stock, further diluting your ownership of ATSI and putting additional downward pricing pressure on the common stock.

    The series A stock requires quarterly dividends of 10% per annum, and the series D stock requires quarterly dividends of 6% per annum. We have the option of paying these dividends in shares of common stock instead of cash and we expect to use that option. The issuance of these additional shares of common stock will further dilute your ownership of ATSI and put additional downward pricing pressure on the common stock.

 .   You will almost certainly not receive any cash dividends on the common stock in the foreseeable future.

    Sometimes investors buy common stock of companies with the goal of generating periodic income in the form of dividends. You may receive dividends from time to time on stock you own in other companies. We have no plan to pay dividends in the near future.

 .   Our common stock price is volatile.

    Our stock price has historically been volatile. Volatility makes it more difficult for you to sell shares when you choose, at prices you find attractive. The risk factors described above relating to the probable dilution of the common stock will tend to increase volatility in the price of our common stock.

 .   The partial spin-off and public offering of shares of our subsidiary
    GlobalSCAPE will tend to decrease the price of our stock.

    On February 17, 2000 we announced that the Board of Directors had approved a partial spin-off of GlobalSCAPE and a public offering of those shares to our shareholders and GlobalSCAPE's customers. Completion of these transactions separates the value of GlobalSCAPE that is currently inherent in our common stock and tend to reduce the price of our stock.

 .   The partial spin-off and public offering of shares of our subsidiary
    GlobalSCAPE will have a negative impact on our operating results and cash flows.

    Because GlobalSCAPE currently contributes significantly to the Company's consolidated EBITDA results, the Company expects its consolidated operating and cash flow results to decline after the spin-off and offering.

                          FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements." "Forward looking statements" are those statements, which describe management's beliefs and expectations about the future. We have identified forward-looking statements in this prospectus by using words such as "anticipate," "believe," "could," "estimate," "may," "could," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in the Risk Factors section of this prospectus. Therefore, these types of statements may prove to be incorrect.

                                USE OF PROCEEDS

     The selling shareholders will receive the proceeds from the shares of common stock. We will not receive any of the proceeds.

                              COMMON STOCK ISSUED


     The common stock offered by this prospectus has been or may be issued to the selling shareholders pursuant to the terms of the following securities:

 .    1,728,552 shares of common stock issued on March 13, 2000 in exchange for convertible notes having a balance of $3,579,598;

 .    533,774 shares of common stock issued on March 13, 2000 to raise funds to retire convertible notes having a balance of $632,202;

 .    370,603 shares of common stock issued on March 13, 2000 in exchange for a note having an outstanding balance of $439,000;

 .    an undetermined number of shares of common stock that may be issued upon conversion of 10,000 shares of our series A preferred stock issued to Kings Peak, LLC. on February 4, 2000;

 .    an undetermined number of shares of common stock that may be issued in payment of dividends on the series A preferred stock issued to Kings Peak, LLC on February 4, 2000; we do not know how many shares of common stock will be issued upon conversion of or payment of dividends on the series A preferred stock issued to Kings Peak on February 4, 2000. As described in the chart on page 6 of this prospectus, the series A preferred stock is convertible into common stock based on a floating rate that is a discount of the common stock price;

     You should carefully review this information and the discussion in the Risk Factors section describing the risks arising from the uncertainty regarding the number of shares that may be issued and the potential dilution to your ownership of our common stock.

Convertible Notes

     On March 17, 1997 ATSI issued notes to 23 investors for an aggregate of $2.2 million. The notes had a maturity of March 17, 2000 and provided for interest at 10% per annum to be paid on a semi-annual basis on March 1 and September 1 of each year. The notes provided that ATSI could issue a series of redeemable preferred stock and convert the notes to the preferred stock prior to maturity. In October 1997, the holders of the notes agreed to a modification permitting ATSI to defer payment of accrued interest until maturity.

     Each note holder was also issued warrants to purchase common stock of ATSI for no additional consideration. The warrants had an exercise price per share of $.27, and were exercisable for three years. Note holders were issued warrants for the purchase of 108,549 shares of common stock for each $50,000 invested in the convertible notes.

     By letters to the note holders dated December 30, 1999 and January 24, 2000, ATSI offered the note holders the right to exercise outstanding warrants to purchase ATSI's common stock by offsetting the exercise price against amounts accrued on their note, and the right to convert any remaining balance of the note into common stock of ATSI at a conversion price equal to a 20% discount to the average closing price of ATSI's common stock during the month of January 2000. ATSI also agreed to register the shares of common stock issued upon conversion of the notes. Note holders having an accrued balance of approximately $2.27 million elected to accept ATSI's offer. Of the $2.27 million, approximately $200,000 was applied to the exercise price of warrants held by the note holders, and the remaining balance was converted to ATSI common stock at a conversion price of $1.1844 resulting in the issuance of 1,728,552 shares.

     The note holders who did not accept ATSI's offer were paid in full with the proceeds of a private placement completed on January 31, 2000. ATSI issued 533,774 shares or common stock in the private placement at a purchase price of $1.1844, the same as the conversion price offered to the converting note holders.

Beachcraft Note

     On October 14, 1997, ATSI borrowed $1 million from the predecessor of Beachcraft Limited Partnership and issued a note for this amount. The note had a maturity of October 14, 2004 and provided for interest at 13% per annum. The principal and interest were to be paid in equal quarterly installments beginning on January 14, 1998. ATSI made scheduled payments on the note and also offset amounts due from the holder for the exercise of warrants against amount due under the note. The outstanding balance of the note on January 31, 2000 was approximately $440,000. ATSI offered Beachcraft the option to convert the outstanding balance to shares of ATSI common stock at a conversion price of $1.1844. Beachcraft accepted the offer, and ATSI issued 319,286 shares of common stock to Beachcraft Limited Partnership and 51,317 shares to Beachcraft's designee Data Processing Services.

Series A Preferred Stock

     On February 4, 2000, ATSI issued 10,000 shares of its series A preferred stock to Kings Peak, LLC. ATSI agreed to register the common stock into which the series A preferred stock may be converted.

     Kings Peak may convert each share of series A preferred stock into that number of shares of common stock that is equal to $1000 plus accrued but unpaid dividends, divided by a conversion price that is a discount to market, as described below. The conversion price is reset on each annual anniversary of the issuance.

     The conversion price is the greater of:

     . 75% of the average of the price of ATSI's common stock for the twenty trading days preceding the issuance of the shares, or the anniversary of the issuance of the shares as applicable

          or

     .    75% of the initial conversion price.

The initial conversion price is $2.00, which is the average of the "price" of ATSI's common stock for the twenty trading days ending on February 4, 2000.
The "price" of ATSI's common stock for each of these days is the average of the closing price on the American Stock Exchange. The conversion price will be reset on February 4, 2001.

     The series A preferred stock provides for a dividend of 10% per annum, payable each June, September, December, and March. Accrued but unpaid dividends at the time of conversion will be converted to common stock using the conversion price stated above.

     If Kings Peak elects to convert all of its series A preferred stock prior to February 4, 2001, the first anniversary of its issuance, we will issue 500,000 shares of common stock, plus shares of common stock equal to accrued but unpaid dividends divided by the conversion price. Since we do not know when Kings Peak will convert its preferred stock, we do not know how many shares may be issued with respect to dividends. As of March 1, accrued but unpaid dividends equaled approximately $8,333, with another $25,000 to accrue quarterly. We have included 50,000 shares of common stock in the prospectus for the conversion of dividends, which is the number of shares that would be issued if Kings Peak converted its preferred stock on the day prior to the first anniversary of the issue date, and we had not paid any dividends in cash during that time.

     We do not know if Kings Peak will convert its series A preferred stock prior to the first anniversary of it issuance. The conversion price will be reset on the first anniversary, so if Kings Peak does not convert its preferred stock prior to this time, we do not know how many shares of common stock we will issue upon conversion since the conversion price floats with the market.

     The terms of the series A preferred stock are described in detail in the chart appearing on page 6 of this prospectus.


                             SELLING SHAREHOLDERS

     There are 24 selling shareholders. The selling shareholders who acquired their shares by conversion of convertible notes are: William H. and Deborah
     M. Ford, JoAnne Ford, Mathew Clyde Gray, Elizabeth Gray, Larry P. Baker, Emerson Banack, Jr., Ben J. Chilcutt, Dan Gostylo, William A. Jeffers, Jr., Peter Kilpatrick, Peter A. Leininger, Darren E. Meyer, Mary T. Meyer, Bruce Hall, Gene Meyer, and Robert Voelker. The selling shareholders who acquired their shares on conversion of the Beachcraft Note are Beachcraft and Data Processing Services. The selling shareholders who acquired their shares in the private placement of common stock to raise funds to retire convertible debt are Beachcraft, Larry Peterson, and E. Andrew Sensenig.

     The selling shareholders and their affiliates have not held any position, office or other material relationship with ATSI, other than as described below during the three years preceding the date of this prospectus.

     . The selling shareholders that acquired their shares of common stock upon conversion of the convertible notes were issued warrants for the purchase of ATSI common stock at the time of the issuance of the convertible notes. See the section entitled "Convertible Notes," above. Each of these selling shareholders has since exercised these warrants.

     . Peter Kilpatrick and Emerson Banack, Jr. are shareholders with the law firm Langley & Banack, Inc. and William Jeffers, Jr. is a withdrawn shareholder with that firm. Peter Kilpatrick, Emerson Banack, Jr., and other attorneys at Langley & Banack perform legal services for us, primarily in connection with litigation matters. A member of our Board of Directors, Robert B. Werner is also a shareholder with the firm. During the twelve months ending April 28, 2000, the firm performed services for which we have been billed approximately $87,000. Peter Kilpatrick and Emerson Banack, Jr. have exercised warrants during the past three years that were issued in private placements.

     . E. Andrew Sensenig is a member of the Board of Directors and Vice Chairman of Travis Morgan Securities, Inc., and is a member of the Board of Directors of the parent of Travis Morgan. Travis Morgan assisted us in obtaining conversion of a portion of the convertible notes and placing the 533,774 shares of common stock that were issued to raise funds to retire a portion of the convertible notes as described in the section of this prospectus captioned "Convertible Notes" on page 22. We issued Travis Morgan 118,800 shares of common stock as a fee for these services. Mr. Sensenig has exercised warrants during the past three years that were issued in private placements.

     . Dan Gostylo is an employee of Provident Commercial Real Estate Services, and has acted as a broker in connection with our office lease for approximately 15,000 square feet having a one hundred and two-month term. Mr. Gostylo's commission in connection with this lease was paid by the landlord. Mr. Gostylo has exercised warrants during the past three years that were issued in a private placement. Mr. Gostylo has also been issued common stock during the past three years pursuant to ATSI's call of warrants that were issued in a private placement.

     . David Strolle, Larry A. Peterson and Larry Baker have each been issued common stock during the past three years pursuant to ATSI's call of warrants that were issued in a private placement.

The shareholders, the amount of common stock owned as of April 26, 2000, the maximum amount of common stock that may be offered under the Registration Statement, and the percentage ownership in ATSI upon completion of the offering is shown in the table below.


---------------------------------------------------------------------------------------------------
                                    Amount of        Maximum         Amount of        % of Common
                                   Common Stock     Amount of       Common Stock      Stock Owned
Name                               Owned as of     Common Stock      Owned upon          upon
                                  April 26, 2000   that may be     completion of     completion of
                                                     Offered          offering         offering
---------------------------------------------------------------------------------------------------
Beachcraft Limited Partnership         3,324,301       1,659,278         1,665,023            2.50%
---------------------------------------------------------------------------------------------------
Data Processing Services                 202,076          51,317           150,759     Less than 1%
---------------------------------------------------------------------------------------------------
Larry Peterson                           559,286          25,329           533,957     Less than 1%
---------------------------------------------------------------------------------------------------
E. Andrew Sensenig                       367,903         276,260            91,643     Less than 1%
---------------------------------------------------------------------------------------------------
William H & Deborah M. Ford               35,443          12,443            23,000     Less than 1%
---------------------------------------------------------------------------------------------------
JoAnne Ford                                8,539           3,111             5,428     Less than 1%
---------------------------------------------------------------------------------------------------
Mathew Clyde Gray                          6,982           1,555             5,427     Less than 1%
---------------------------------------------------------------------------------------------------
Elizabeth Gray                             6,982           1,555             5,427     Less than 1%
---------------------------------------------------------------------------------------------------
Larry P. Baker                           215,829          15,554           200,275     Less than 1%
---------------------------------------------------------------------------------------------------
Emerson Banack, Jr.                      100,994          27,531            73,463     Less than 1%
---------------------------------------------------------------------------------------------------
Ben J. Chilcutt                          574,556          62,213           512,343     Less than 1%
---------------------------------------------------------------------------------------------------
Dan Gostylo                              167,123          11,170           155,953     Less than 1%
---------------------------------------------------------------------------------------------------
William A. Jeffers, Jr.                  248,956          55,852           193,104     Less than 1%
---------------------------------------------------------------------------------------------------
Peter Kilpatrick                          21,029          10,094            10,965     Less than 1%
---------------------------------------------------------------------------------------------------
Peter A. Leininger                        55,852          55,852                 0     Less than 1%
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Darren E. Meyer                           83,792           9,332            65,128     Less than 1%
---------------------------------------------------------------------------------------------------
Mary T. Meyer                             83,792           9,332            65,128     Less than 1%
---------------------------------------------------------------------------------------------------
Bruce Hall                               122,953           6,221           116,732     Less than 1%
---------------------------------------------------------------------------------------------------
Gene Meyer                                45,216           3,111            42,105     Less than 1%
---------------------------------------------------------------------------------------------------
Robert Voelker                            35,855           3,111            32,744     Less than 1%
---------------------------------------------------------------------------------------------------
Steve Tsengas                            526,107          31,107           495,000     Less than 1%
---------------------------------------------------------------------------------------------------
Adam Vorberg                             759,411         245,749           513,662     Less than 1%
---------------------------------------------------------------------------------------------------
Christopher Vorberg                       55,852          55,852                 0     Less than 1%
---------------------------------------------------------------------------------------------------
Kings Peak LLC                                 0         500,000                 0      Less than 1%
---------------------------------------------------------------------------------------------------

Explanation of Table
--------------------

 .    The amount of shares listed in the table as "owned" by all selling shareholders is their beneficial ownership of ATSI stock as represented to the Company as of April 26, 2000.

 .    The amount of shares listed in the table as the maximum amount of common stock that may be offered by Kings Peak LLC represent the number of shares that they may purchase under the Series A preferred stock assuming a conversion price of $2.00 per share, the initial conversion price of the Series A preferred stock until February 4, 2001.

 .    The amount of shares listed in the table as the maximum amount of common stock that may be offered by all other selling shareholders is the number of shares being registered as a part of this prospectus representing the shares issued to them on March 13, 2000 in exchange for convertible notes, to raise funds necessary to pay off certain convertible notes and in exchange for an outstanding notes payable.

 .    The percentage ownership of each of the selling shareholders in the table above was calculated as the number of beneficial shares which would be held by each shareholder assuming they sold all shares related to this prospectus as a percentage of the Company's total shares outstanding.

                             PLAN OF DISTRIBUTION

          The Registration Statement of which this prospectus forms a part has been filed to satisfy registration rights held by the selling shareholders under agreements between ATSI and the selling shareholders. To ATSI's knowledge, as of this date, none of the selling shareholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by them, nor does ATSI know the identity of the brokers or market makers which might participate in such an offering. We have not agreed to pay any underwriting discounts or commissions. We have agreed to pay the expenses of registration of the shares of common stock included in this prospectus. Our expenses as of April 26, 2000 for the registration of the common stock are approximately $10,000.00.

     The shares being registered and offered may be sold from time to time by the selling shareholders while the Registration Statement is in effect. The selling shareholders will act independently of ATSI in making decisions with respect to the timing, manner, and size of each sale. The sales may be made on the American Stock Exchange or otherwise, at prices and on terms then prevailing or at prices related to the market price, or in negotiated transactions.

     The shares may be sold by one or more of the following methods:

     (1) A block trade in which the broker-dealer engaged by a selling shareholder would attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     (2) Purchases by the broker-dealer as principal and resale by such broker or dealer for its account according to this prospectus.

     (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To our knowledge, none of the selling shareholders has, as of the date of this prospectus, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling shareholder in amounts to be negotiated.

     In offering the shares, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     We have agreed to keep the Registration Statement of which this prospectus is a part effective until the Selling Shareholders sell the shares of common stock offered under this prospectus or until one year following the effective date of the Registration Statement of which this prospectus is a part, whichever comes first. No sales may be made pursuant to this prospectus after this date unless we amend or supplement this prospectus to indicate that we have agreed to extend the effective period.

     We cannot assure you that any of the selling shareholders will sell any or all of the shares of common stock registered in the Registration Statement.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby is being passed upon by Alice King, Esq., San Antonio, Texas. Alice King is ATSI's Corporate Counsel and is an employee.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   Government Filings.    We file annual, quarterly and special reports, proxy
statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The SEC public reference room in Washington D.C. is located at 450 Fifth Street, N.W., Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the pubic reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

   Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace information previously filed, including information contained in this prospectus.

   We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

 .  Our Amended Annual Report on Form 10-K/A for the year ended July 31,  1999
 .  Our Amended Quarterly Reports on Form 10-Q/A for the quarters ended October
   31, 1999 and January 31, 2000;
 .  Our Proxy Statement dated  October 25, 1999 for our annual meeting of shareholders;
 . The description of our common stock included in our Registration Statement on Form S-4 filed on March 6, 1998.

You may request a free copy of these filings by writing or telephoning us at the following address:

     American TeleSource International, Inc.
     Investor Relations
     12500 Network Blvd., Suite 407
     San Antonio, Texas  78249
     (210) 558-6090.

We will not send exhibits to these documents unless the exhibits are specifically incorporated by reference in this document.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses (estimated except for the SEC registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by ATSI:


     SEC Registration                  $ 4,306.51
     Legal                             $ 2,500.00
     Printing                          $ 2,500.00
     Miscellaneous                         500.00
                                       ----------

            Total:                     $ 9,806.51

ATSI will not pay commissions and discounts of underwriters, dealers or agents, if any, or any transfer taxes.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law, ATSI's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the DGCL and ATSI's Bylaws provide for indemnification of ATSI's directors and officers for certain liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of ATSI, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     ATSI has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of ATSI are also insured against liabilities, including liabilities arising under the Securities act of 1933, as amended, which might be incurred by them in their capacities as directors and officers of ATSI and against which they are not indemnified by ATSI.

     In connection with this offering, Kings Peak LLC (or its assignees under a Registration Rights Agreement signed by ATSI and Kings Peak LLC) has agreed to indemnify ATSI, and its officers, directors and controlling persons, against any losses, claims, damages or liabilities to which they may become subject that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this prospectus or the Registration Statement or any omission or alleged omission to state in this prospectus or the Registration Statement a material fact required to be stated or necessary to make the statements in this prospectus or the Registration Statement not misleading, to the extent that such statement or omission was made in reliance on the written information furnished to ATSI by The Shaar Fund.

ITEM 16.   EXHIBITS.

4.1 Form of letter dated December 30, 1999 from H. Douglas Saathoff, Chief Financial Officer of American TeleSource International, Inc. to holders of Convertible Notes (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

4.2 Form of letter dated January 24, 2000 from H. Douglas Saathoff, Chief Financial Officer of American TeleSource International, Inc. to holders of Convertible Notes (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

4.3 Certificate of Designation Preferences and Rights of 10% Series A Cumulative Convertible Preferred Stock (Exhibit 10.43 to Annual Report on Form 10-K for the year ending July 31, 1999 filed on October 26, 1999)

4.4 Registration Rights Agreement between American TeleSource International, Inc. and Kings Peak, LLC dated February 4, 2000 (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

4.5 Form of Convertible Note for $2.2 million principal issued March 17, 1997 (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

4.6 Form of Modification of Convertible Note (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

4.7 Promissory Note issued to Four Holdings Ltd. dated October 17, 2000 (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

5.1  Opinion regarding legality

23 Consent of Arthur Andersen LLP (Exhibit to this Registration Statement on Form S-3 filed April 28, 2000)

24   Power of Attorney (included on signature page to the Registration
     Statement)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     A. Undertakings Regarding Amendments to this Prospectus and the Registration Statement

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that the undertakings set forth in paragraphs (1)(A)(i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ATSI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   Undertaking Regarding Filings Incorporating Subsequent Exchange Act
Documents by Reference.   ATSI hereby undertakes that, for purposes of
determining any
liability under the Securities Act of 1933, each filing of ATSI's Annual Report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking in Respect of Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of ATSI pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ATSI of expenses incurred or paid by a director, officer or controlling person of ATSI in the successful defense of any action , suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas on the 28th day of April 2000.

                                 AMERICAN TELESOURCE INTERNATIONAL, INC.

                                 By:  /s/  H. Douglas Saathoff
                                      ------------------------
                                      H. Douglas Saathoff
                                      Chief Financial Officer

                                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints H. Douglas Saathoff as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In witness whereof, each of the undersigned has executed this Power of Attorney as of the date indicted.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/  Arthur L. Smith        Chairman of the Board of Directors  April 28, 2000
--------------------------
Arthur L. Smith             Chief Executive Officer
                            Director

/s/  H. Douglas Saathoff    Chief Financial Officer             April 28, 2000
--------------------------
H. Douglas Saathoff         Senior Vice President
                            Secretary
                            Treasurer

/s/Richard C. Benkendorf    Director                            April 28, 2000
--------------------------
Richard C. Benkendorf

/s/Carlos K. Kauachi        Director                            April 28, 2000
--------------------------
Carlos K. Kauachi

/s/ Murray R. Nye           Director                            April 28, 2000
--------------------------
Murray R. Nye

/s/ Tomas Revesz            Director                            April 28, 2000
--------------------------
Tomas Revesz

/s/Robert B. Werner         Director                            April 28, 2000
--------------------------
Robert B. Werner